Exhibit 10.9

WING STOP HOLDING CORPORATION

2010 STOCK OPTION PLAN

STOCK OPTION CERTIFICATE

EBITDA AND SERVICE VESTING

GRANT

This Option Certificate (this “Option Certificate”) evidences the grant by Wing Stop Holding Corporation (the “Company”), in accordance with the Wing Stop Holding Corporation 2010 Stock Option Plan (the “Plan”), of a Stock Option (the “Option”) to [            ] (“Eligible Employee”) to purchase from the Company [                ] shares of the $.01 par value common stock of the Company (the “Shares”) at an Option Price per share equal to $[        ]. This Option is granted effective as of [            ]. This Option is a non-qualified option; that is, it is not qualified as an incentive stock option under § 422 of the Code.

WING STOP HOLDING CORPORATION

By:
Name:
Title:

TERMS AND CONDITIONS

§ 1 Plan. This Option is subject to all of the terms and conditions set forth in the Plan and this Option Certificate, and all capitalized terms not otherwise defined in this Option Certificate have the respective meaning of such terms as defined in the Plan. If a determination is made that any term or condition set forth in this Option Certificate is inconsistent with the Plan, the Plan will control. A copy of the Plan will be made available to Eligible Employee upon written request to the Secretary of the Company.

§ 2 Exercise Rights.

(a) EBITDA Target Vesting. The Option to purchase the number of Shares described in § 2(a)(4) (the “EBITDA Target Option”) will vest and become exercisable upon the Company’s achievement of EBITDA Targets, as set forth below in this § 2(a).

(1) EBITDA. For purposes of this Option Certificate, “EBITDA” means earnings before interest, taxes, depreciation, and amortization for a fiscal year. The amount of EBITDA actually achieved for a year will be determined by the Board based upon the Company’s audited financial statements, as reviewed and approved by the Board.

(2) Annual Targets. If Eligible Employee remains continuously employed by the Company or a Subsidiary (“Employer”) throughout the respective year, and the annual EBITDA target for that year, as set forth in § 2(a)(4), (each, an “EBITDA Target”), is met or exceeded during that year, as reflected in the Company’s annual audited financial statements, then the EBITDA Target Option automatically will become vested and exercisable with respect to the number of Shares set forth opposite such annual EBITDA Target for that year. If the annual EBITDA Target for a year as set forth in § 2(a)(4) is not met or exceeded for that year, then the EBITDA Target Option automatically will be forfeited with respect to the number of Shares set forth opposite such annual EBITDA Target, except as provided in §2(a)(5) below. For the avoidance of doubt, if the actual EBITDA for one year does not meet or exceed the applicable EBITDA Target, but the actual EBITDA for the following year meets or exceeds the applicable EBITDA Target for that year, then the EBITDA Target Option will become vested only with respect to the number of Shares for the year in which the EBITDA Target is attained, and not with respect to the number of Shares for the preceding year in which the EBITDA Target was not attained.

(3) EBITDA Target Adjustment. The EBITDA Targets in § 2(a)(4) may be adjusted upward by the Board in its discretion to take into consideration earnings that result from capital expenditures, acquisitions or other extraordinary expenditures. The EBITDA Targets in § 2(a)(4) may be adjusted by the Board in its discretion to take into consideration accounting changes which go into effect subsequent to the establishment of the EBITDA Targets.

(4) EBITDA Targets.

Year Ending	Annual EBITDA Target			Number of Shares
[ ]	$	[	]	[	]
[ ]	$	[	]	[	]
[ ]	$	[	]	[	]
[ ]	$	[	]	[	]
[ ]	$	[	]	[	]
				[	]

(5) If Eligible Employee is continuously employed by Employer through calendar year [    ] and if the Company meets or exceeds [    ]% of the EBITDA Target in [    ], or in the case of a Change in Control prior to December 31, [    ] has met or exceeded [    ]% of the EBITDA Target the year prior to the Change in Control and the Board determines that the Company is on track to meet or exceed [    ]% of the current year’s EBITDA Target, then Eligible Employee will vest in any portion of the previous year’s EBITDA Target Option that was not earned due to missing that year’s EBITDA Target, subject to the termination provisions below.

(b) Service Based Vesting. The Option to purchase [                ] Shares (the “Service Based Option”) will vest over a [        ] year period and will become exercisable according to the following service based vesting schedule:

(1) Eligible Employee will vest with respect to [    ]% of the Service Based Option if Eligible Employee remains continuously employed by Employer until December 31, [    ] (the initial “Vesting Date”); and Eligible Employee will vest with respect to an additional [    ]% of the Service Based Option on each of the next [    ] anniversaries of the initial Vesting Date if

Eligible Employee remains continuously employed by Employer through the respective anniversary date (e.g., if Eligible Employee is continuously employed as of the [    ] anniversary of the initial Vesting Date, the Service Based Option would be [    ]% vested).

(2) Upon a Change in Control, Eligible Employee will vest automatically with respect to all of the Service Based Option (to the extent not previously vested) if Eligible Employee remains continuously employed by Employer until the Change Effective Date for the Change in Control.

(c) Openings Based Vesting. The Option to purchase the number of Shares described in § 2(c)(3) (the “Openings Based Option”) will vest and become exercisable upon the Company’s achievement of Net Openings targets as set forth below in this § 2(c).

(1) Net Openings. For purposes of this Option Certificate, “Net Openings” is equal to the number of new franchise stores opened during the period between January 1, [    ] through December 31, [    ] (the “Openings Period”), less the number of franchise stores closed during the Openings Period.

(2) Openings Targets. If (I) the Net Openings during the Openings Period is equal to or greater than [    ] and (ii) the Eligible Employee remains continuously employed by Employer through December 31, [    ], then the Openings Based Option automatically will become vested and exercisable with respect to the number of Shares set forth opposite the Net Openings range, as set forth in § 2(c)(3) (each, an “Openings Range”), within which the number of Net Openings falls. If Net Openings does not fall into the highest Openings Range, then the Openings Based Option automatically will be forfeited with respect to the additional Shares granted for such unmet Openings Ranges (e.g., if Net Openings as of December 31, [    ] is [    ], the Openings Based Option would vest and become exercisable with respect to [                ] Shares and be forfeited with respect to [                ] Shares).

(3) Net Openings Targets.

Openings Range	Total Number of Shares
[ ] Net Openings	[	]
[ ] Net Openings	[	]
[ ] Net Openings	[	]
greater than [ ] Net Openings	[	]

(4) Change in Control. If Eligible Employee is continuously employed by Employer through the date of consummation of a Change in Control, and the Change in Control is consummated prior to December 31, [    ], the Board will determine the number of Net Openings that the Company is reasonably expected to achieve by the end of the Openings Period. Eligible Employee will vest in the number of Shares that corresponds to the level of Net Openings that the Board has determined the Company is expected to achieve. For example, assume that a Change in Control occurs during calendar year [        ], and that the Board determines that the Company is on track to achieve [        ] Net Openings by the end of the Openings Period; [        ] Net Openings would result in the vesting of [                ] Shares, and the cancellation of the remaining Openings Based Options.

(d) Special Rules.

(1) Termination without Cause. Subject to § 3, if Employer terminates Eligible Employee’s employment without “Cause” (as defined in § 2(e)), then the Option, to the extent then vested and exercisable, must be exercised within [    ] days of the effective date of such termination. At the end of such [    ]-day period, the Option will expire and be forfeited to the extent then un-exercised. The unvested remainder of the Option will be immediately and automatically forfeited upon the effective date of such termination of employment.

(2) Termination for Cause. If Employer terminates Eligible Employee’s employment for Cause, the Option will expire and be forfeited in full immediately and automatically at the time Eligible Employee’s employment terminates, whether vested or not.

(3) Resignation. If Eligible Employee terminates his employment, Eligible Employee must exercise the portion of the Option that is vested prior to his resignation or it will be forfeited. The portion of the Option that is not vested will be forfeited automatically upon resignation.

(4) Death or Disability. Subject to § 3, if Eligible Employee’s employment with Employer terminates due to “Disability” (as defined in § 2(e)) or death, the Option to the extent then vested and exercisable must be exercised within [        ] days of such death or Disability. At the end of such [    ] day period, the Option shall expire and be forfeited to the extent then un-exercised. The unvested remainder of the Option shall be immediately and automatically forfeited upon Eligible Employee’s death or Disability. In the case of death or Disability, for purposes of determining vesting under §2(a) and §2(b) with respect to the EBITDA Target Option and the Service Based Option, respectively, Eligible Employee’s employment will be deemed to have been terminated on the last day of the year in which the death or Disability occurs, and that year will count towards the applicable vesting schedule (subject to the achievement of EBITDA Targets, in the case of the EBITDA Target Option).

(5) Change in Control. If there is a Change Effective Date for a Change in Control, then to the extent not otherwise vested pursuant to § 2(a), § 2(b), or § 2(c), the unvested portion of the Option shall be forfeited as of the Change Effective Date. The vested portion of the Option must be exercised within [    ] calendar days following receipt by the Eligible Employee of written notice of the Change in Control from the Board; any vested portion of the Option that is not exercised within such [    ] day period will be cancelled as of the Change Effective Date.

(e) Definitions.

(1) Cause. For purposes of this Option Certificate, “Cause” shall exist if (A) Eligible Employee has engaged in conduct that in the judgment of the Board constitutes gross negligence, misconduct or gross neglect in the performance of Eligible Employee’s duties and responsibilities, including conduct resulting or intending to result directly or indirectly in gain or personal enrichment for Eligible Employee at the Company’s expense, (B) Eligible Employee has committed fraud, embezzlement or theft, (C) Eligible Employee has engaged in a breach of any policy of Employer or the Company for which termination of employment is a permissible consequence or Eligible Employee has not immediately cured any performance or other issues raised by Eligible Employee’s supervisor, (D) Eligible Employee had knowledge of (and did not disclose to the Board in writing) any legal or contractual limitation that could potentially impair Eligible Employee’s ability to perform the functions of his job fully, completely and successfully, or (E) Eligible Employee has engaged in any conduct that would constitute “cause” under the terms of his employment agreement, if any.

(2) Disability. For purposes of this Option Certificate, “Disability” means the suffering by Eligible Employee for at least a [    ]-consecutive-day period of a physical or mental condition resulting from bodily injury, disease, or mental disorder that renders Eligible Employee incapable of continuing even with reasonable accommodation to perform the essential functions of his job. The Board shall determine whether Eligible Employee has a Disability. If Eligible Employee disputes such determination, the issue shall be submitted to a competent licensed physician appointed by the Board, and the physician’s determination as to whether Eligible Employee has a Disability shall be binding on the Company and on Eligible Employee.

(3) Subsidiary. A “Subsidiary” means any entity as to which the Company owns, directly or indirectly, more than 50% of the voting equity interests.

(f) Employment Status. A transfer between the Company and a Subsidiary, or between Subsidiaries, shall not be treated as a termination of employment with Employer under the Plan or this Option Certificate.

§ 3 Life of Option. This Option shall expire and shall not be exercisable for any reason on or after the tenth anniversary of the Vesting Date.

§ 4 Method of Exercise of Option. Eligible Employee may exercise the Option in whole or in part (to the extent the Option is otherwise exercisable under § 2) on any normal business day of the Company by (a) delivering this Option Certificate to the Company, together with written notice of the exercise of the Option, and (b) simultaneously paying to the Company the Option Price. The Option Price shall be payable in full upon the exercise of the Option in cash.

§ 5 Delivery. The Company will deliver a properly issued certificate for any Shares purchased pursuant to the exercise of the Option as soon as practicable after such exercise (or otherwise register such Shares in the name of Eligible Employee), and such delivery (or registration in the name of Eligible Employee) shall discharge the Company of all of its duties and responsibilities with respect to the Option under this Option Certificate.

§ 6 Nontransferable. Except as expressly authorized in writing by the Board, no rights granted under this Option Certificate or with respect to the Option shall be transferable by Eligible Employee other than by will or by the laws of descent and distribution, and the rights granted under this Option Certificate with respect to the Option shall be exercisable during Eligible Employee’s lifetime only by Eligible Employee. The person or persons, if any, to whom the Option is transferred by will or by the laws of descent and distribution or through a written Board authorization shall be treated after such transfer the same as Eligible Employee under this Option Certificate.

§ 7 Release.

(a) As a condition to Eligible Employee’s right to retain his rights under this Option Certificate with respect to the Option, if Eligible Employee’s employment with the Company or one of its Subsidiaries is terminated for any reason, then the Company, at its option, may require Eligible Employee (or his executor, personal representative or assigns) to execute a general release and non-disparagement agreement on behalf of Eligible Employee and Eligible Employee’s heirs, executors, administrators and assigns, releasing all claims, actions and causes of action against the Company and each parent, subsidiary and affiliate of the Company (including RC II Wingstop, LLC, Roark Capital Management LLC and its their respective affiliates), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives. Such release and non-disparagement agreement must be executed and delivered to the Company within [    ] business days following request from the Company and must be in form and substance satisfactory to the Board.

(b) As a condition to the Company’s obligation to issue the Shares upon exercise of the Option, the Company, at its option, may require Eligible Employee (or his executor, personal representative or assigns) to execute a general release on behalf of Eligible Employee and Eligible Employee’s heirs, executors, administrators and assigns, releasing all claims, actions and causes of action against the Company and each parent, subsidiary and affiliate of the Company (including RC II Wingstop, LLC, Roark Capital Management LLC and its their respective affiliates), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives. Such release must be in form and substance satisfactory to the Board.

§ 8 No Right to Continue Service. Neither the Plan, this Option Certificate, the Option, nor any related material shall give Eligible Employee the right to continue in employment by Employer or any affiliate or shall adversely affect the right of Employer or any affiliate to terminate Eligible Employee’s employment with or without Cause at any time.

§ 9 Shareholder Status. Eligible Employee shall have no rights as a shareholder with respect to any Shares under this Option Certificate until such Shares have been duly issued and delivered to (or registered in the name of) Eligible Employee and, except as expressly set forth in the Plan, no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of other rights of any kind or description whatsoever respecting such Shares.

§ 10 Securities Registration. As a condition to the delivery of the certificate for any Shares purchased pursuant to the exercise of the Option (or the registration of such Shares in the name of Eligible Employee), Eligible Employee shall, if so requested by the Company, hold such Shares for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect.

§ 11 Other Laws. If any change in circumstances after the grant of the Option would create a substantial risk for the Company that the issuance or transfer of any Shares under this Option Certificate to Eligible Employee at the time Eligible Employee tenders any payment to exercise the Option would violate any applicable law or regulation, the Company at that time shall (a) take such action as the Board deems appropriate and permissible under such law or regulation either (1) to continue to maintain the status of the Option as outstanding until Eligible Employee can exercise the Option without any substantial risk of such a violation, or (2) to compensate Eligible Employee for the cancellation of the Option and thereafter to cancel the Option, and (b) refund any payment made by Eligible Employee to exercise the Option.

§ 12 Other Agreements. Eligible Employee shall (as a condition to the exercise of the Option) enter into such additional shareholder, covenant not to compete, non-disparagement and non-solicitation and other agreements as the Company deems appropriate, all in a form acceptable to the Board. The certificate(s) evidencing the Shares may include one or more legends that reference or describe the conditions upon exercise referenced in this § 12.

§ 13 Withholding. Employer or an affiliate shall have the right upon the exercise of the Option to take such action as Employer or such other affiliate deems necessary or appropriate to satisfy the statutory federal and state tax withholding requirements arising out of the exercise of the Option, including withholding Shares that otherwise would be transferred to Eligible Employee as a result of the exercise of the Option to satisfy statutory withholding requirements.

§ 14 Governing Law. The Plan and this Option Certificate shall be governed by the laws of the State of Georgia.

§ 15 Binding Effect. This Option Certificate shall be binding upon the Company and Eligible Employee and their respective heirs, executors, administrators and successors.

§ 16 Headings and Sections. The headings contained in this Option Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Option Certificate. Any references to sections (§) in this Option Certificate shall be to sections (§) of this Option Certificate unless otherwise expressly stated as part of such reference.